John K. Rosenberg, Esq.



                                                 January 12, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

     As General Counsel of Western Resources, Inc. ("WRI"), a Kansas corporation, I have acted as counsel to WRI with respect to the application (the "Application") on Form U-1 to the Securities and Exchange Commission in File No. 70-9097, seeking the Commission's authorization of the proposed transactions. On November 24, 1997, the Commission issued an order (HCAR No. 26783) granting the Application. I am furnishing this opinion to you in connection with the transactions contemplated by the Application.

     As counsel for WRI, I am familiar with the nature and character of the transactions. I am a member of the bar of the State of Kansas, the state in which WRI is incorporated and conducts its utility operations. I am not a member of the bar of the State of Oklahoma, in which WRI also conducted some of its utility operations that were transferred as a part of the transactions. I do not hold myself out as an expert in the laws of the State of Oklahoma.

     In connection with this opinion, I have examined or caused to be examined the Application and the various exhibits thereto, the minutes of various meetings of the Board of Directors of WRI, the laws of the State of Kansas, the certificate of incorporation and bylaws of WRI and such other documents as I deem necessary for the purpose of this opinion.

     Based on the foregoing, I am of the opinion that:

     A. All laws of the state of Kansas applicable to the transactions have been complied with;

     B. WRI legally acquired the common stock and Class A convertible preferred stock of WAI, Inc., an Oklahoma Corporation, issued and sold in accordance with the Commission's authorization of the transactions contemplated by the Application; and

     C. The consummation of the transactions contemplated by the Application did not violate the legal rights of any holders of securities issued by WRI or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the Application.

                                                 Very truly yours,

                                                 /s/ John K. Rosenberg, Esq.